Exhibit 99.1

Robert A. Horn Appointed to the Company’s Board of Directors

Tampere, Finland – December 14, 2006 - Gondwana Energy Ltd. (OTCBB: GNWA) is pleased to announce the appointment of Mr. Robert Horn of Victoria, British Columbia as a new director to the Company’s Board of Directors.

Mr. Horn has not had any material direct or indirect interest in any of our transactions or proposed transactions over the last two years. A description of his business experience is set forth below.

Bob Horn is a registered professional geoscientist with more than 38 years experience in exploration and mining in South America, Africa, Australia, Europe, China, Indonesia, Canada and the United States. Bob graduated in 1965 in geology with a B.Sc. (Hons) from Exeter University, England, and a M.Sc. from London University in 1967. He was employed by RST in Zambia in mine geology and exploration from 1967 to 1970, and in a similar position with EZ in Australia from 1970 to 1974 when he was appointed in-house technical consultant to Docegeo, the non-ferrous exploration subsidiary of CVRD in Brazil. He joined BP Minerals in 1980 as exploration manager, Europe, and subsequently vice-president, exploration, BP Canada. On the closure of this company in 1993, he moved to the U.S. as vice-president, exploration, of FMC Gold where he remained until his appointment as vice-president, exploration, of Inco Limited. In February 2004 he retired from Inco as a full-time employee and now acts as part-time executive advisor to the company. He is currently a Director of Meridian Gold Inc. and Skye Resources Inc.

Bob has served on several committees in the European Union and Canada and on the NEA/OECD committee on world uranium reserves. He was Chairman of the Ontario Geological Survey Advisory Board from 1997 to 2002 and is currently a member of the Geological Survey of Canada advisory committee. He is a Professional Geoscientist in the province of Ontario. Mr. Horn was the 2004 Winner of A.O. Dufresne Award in recognition of his “ integration of sound business principles with innovative exploration models and methods to create value for his employers, the mining industry and the Canadian public.”

“Bob Horn’s appointment to our Board of Directors is an important step towards building a strong management team capable of executing on our vision to develop economic ore bodies in Finland. Bob will actively work with our Finnish-based mining team to ensure that the extensive historical data available on our advanced gold and nickel projects is accurately analyzed and that all future exploration programs are properly designed and implemented. It is truly a pleasure to have Bob as a key part of the FinMetal team,” stated Dan Hunter, CEO of Gondwana Energy Ltd.

Commenting on his appointment, Mr. Horn stated, “ It is no secret within the mining community that if you are looking to develop economic nickel deposits there are only a few places in the world today that offer realistic potential for success. Earlier this week I accompanied FinMetal Mining executives on a due diligence trip to Finland where I met with officials from the Ministry of Industry and Trade, the Geological Survey of Finland (GTK) as well as FinMetal Mining Oy. I am pleased to report that the potential for sulphide-hosted nickel development in Finland is outstanding.”

Mr. Horn continued, “The GTK has done an excellent job of carrying out an extensive amount of historical geological work, which has positioned Finland’s mining industry for success. The Finnish government’s commitment to supporting the development of their mining potential is refreshing in a world where fewer and fewer countries are embracing free-market policies.”

Gondwana Energy Ltd. has previously announced its intention to change its name to better reflect its new direction. The proposed new name will be FinMetal Mining Ltd. and shareholder approval for the name change will be sought as soon as practical.

On Behalf of the Board:

Daniel Hunter

Gondwana Energy Ltd.

Suite 700, One Executive Place

1816 Crowchild Trail N.W.

Calgary, AB, Canada T2M 3Y7

B: 403-313-8985

F: 403-220-1389

Disclaimer

This release contains forward-looking statements that are based on the beliefs of Gondwana Energy Ltd.’s management and reflect Gondwana Energy Ltd.’s current expectations as contemplated under section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. When used in this release, the words “estimate,” “project,” “believe,” “anticipate,” “intend,” “expect,” “plan,” “predict,” “may,” “should,” “will,” “can,” the negative of these words, or such other variations thereon, or comparable terminology, are all intended to identify forward-looking statements. Such statements reflect the current views of Gondwana Energy Ltd. with respect to future events based on currently available information and are subject to numerous assumptions, risks and uncertainties, including, but not limited to, risks and uncertainties pertaining to development of mining properties, changes in economic conditions and other risks, uncertainties and factors, which may cause the actual results, performance, or achievement expressed or implied by such forward-looking statements to differ materially from the forward-looking statements.